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                                                                      Exhibit 23
                         Independent Auditors' Consent

The Board of Directors
Central Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (333-71165) of Central Bancorp, Inc. of our report, dated April 26, 2000, relating to the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report is incorporated by reference in the March 31, 2000 Annual Report on Form 10-K of Central Bancorp, Inc.

                                                       /s/ KPMG LLP

Boston, Massachusetts
June 27, 2000